EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 29, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Argon ST, Inc. appearing in the 2007 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended September 30, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statements of the aforementioned reports.
/s/GRANT THORNTON LLP
McLean, Virginia
February 29, 2008